Exhibit 16

[Letterhead of WEINBERG & COMPANY, P.A.
Certified Public Accountants]

Securities and Exchange Commission
Station Place
100 F St., NE
Washington, D.C. 20549

RE:	Defense Industries International, Inc. Commission File No. 0-30105

We served as the principal accountants for Defense Industries International, Inc. (the "Company") for the year ended December 31, 2005 and for the period since then until we resigned as the principal accountants of the Company on June 6, 2006. We have read the Company's statements included under Item 4.01 of its Form 8-K dated June 6, 2006, which is to be filed with the Securities and Exchange Commission, and we agree with such statements as they pertain to our Firm.

Very truly yours,

/s/ Weinberg & Company, P.A.
WEINBERG & COMPANY, P.A.
Certified Public Accountants

Boca Raton, Florida
June 8, 2006